Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Post Effective Amendment No. 1 to Registration Statement No. 333-138376 on Form S-3 of our report dated March 23, 2005 (May 6, 2005 as to the effects of the restatement discussed in the “Consolidated Balance Sheet Restatement” footnote), relating to the financial statements and financial statement schedules of The May Department Stores Company and subsidiaries, appearing in the Annual Report on Form 10-K, as amended, of The May Department Stores Company and subsidiaries for the year ended January 29, 2005. We also consent to the incorporation by reference in this Post Effective Amendment No. 1 to this Registration Statement on Form S-3 of our report dated March 23, 2005 on management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K, as amended, of The May Department Stores Company and subsidiaries for the year ended January 29, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
St. Louis, Missouri
February 23, 2007